Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Completed $340 Million in New Investments in Q4 2024

Issued $438M in Equity

Providing 2025 Adjusted FFO Guidance

HUNT VALLEY, MARYLAND – February 5, 2025 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter and year ended December 31, 2024.

FOURTH QUARTER 2024 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $116 million, or $0.41 per common share, compared to $57 million, or $0.22 per common share, for Q4 2023.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter of $196 million, or $0.68 per common share, on 287 million weighted-average common shares outstanding, compared to $129 million, or $0.50 per common share, on 257 million weighted-average common shares outstanding, for Q4 2023.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $214 million, or $0.74 per common share, compared to $173 million, or $0.68 per common share, for Q4 2023.
●	Funds Available for Distribution (“FAD”) for the quarter of $202 million, or $0.70 per common share, compared to FAD of $163 million, or $0.64 per common share, for Q4 2023.
●	Completed approximately $340 million in Q4 new investments consisting of $179 million in real estate acquisitions and $162 million in real estate loans.
●	Issued 11 million common shares in Q4 for gross proceeds of $438 million.
●	Completed $26 million in new investments in Q1 2025 to date.
●	Repaid $400 million of senior unsecured notes due January 15, 2025.
●	In January 2025, submitted notification to extend the maturity date of its $1.45 billion unsecured revolving credit facility and its $50 million term loan to October 30, 2025.

FULL YEAR 2024 HIGHLIGHTS

●	Net income for 2024 of $418 million, or $1.55 per common share, compared to $249 million, or $1.00 per common share, in 2023.
●	Nareit FFO of $734 million, or $2.71 per common share, on 270 million weighted-average common shares outstanding, compared to $591 million, or $2.36 per common share, on 250 million weighted-average common shares outstanding, in 2023.
●	AFFO of $778 million, or $2.87 per common share, compared to $699 million, or $2.79 per common share, in 2023.
●	FAD of $739 million, or $2.73 per common share, compared to FAD of $657 million, or $2.62 per common share, in 2023.
●	Completed $1.1 billion in 2024 new investments, consisting of $696 million in real estate acquisitions, which includes the assumption of a $243 million mortgage loan, and $359 million in real estate loans.
●	Issued 34 million common shares for gross proceeds of $1.2 billion.
●	Repaid $400 million of senior unsecured notes due April 1, 2024.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “In the fourth quarter, we were again able to increase FAD per share sequentially, while continuing to de-lever the balance sheet. 2024 was a strong year for Omega. We were able to accretively invest over $1.1 billion, grow FAD per share, reduce the dividend payout ratio, and reduce leverage from 5 times to below 4 times.”

Mr. Pickett continued, “The backdrop continues to be favorable. Operating metrics remain strong, with both occupancy and coverage modestly improving in the quarter. The pipeline remains very active, and we have a cost of capital that should allow us to continue to accretively invest.”

Mr. Pickett concluded, “As often happens, the change of administration has raised questions around the regulatory and reimbursement environment. While it’s too early to know what, if any, changes may occur, the current administration was very supportive of the industry during their last term, and we look forward to working with them to continue to support the aging population within our communities.”

FOURTH QUARTER 2024 RESULTS

Revenues – Revenues for the quarter ended December 31, 2024 totaled $279.3 million, a $40.0 million increase over the same period in 2023. The increase primarily resulted from (i) revenue from new investments completed throughout 2023 and 2024 and (ii) the timing and impact of operator restructurings and transitions. The increase was partially offset by a decrease in revenue from asset sales completed throughout 2023 and 2024.

Expenses – Expenses for the quarter ended December 31, 2024 totaled $161.7 million, a $36.2 million decrease over the same period in 2023. The decrease primarily resulted from (i) a recovery in provision for credit losses, (ii) reduced acquisition, merger and transition related costs, (iii) a decrease in interest – amortization of deferred financing costs, (iv) a decrease in impairment on real estate properties and (v) reduced interest expense, partially offset by increases in (i) general and administrative expense and (ii) depreciation and amortization expense.

Other Income and Expense – Other income for the quarter ended December 31, 2024 totaled $1.0 million, a $19.4 million decrease over the same period in 2023. The decrease primarily resulted from (i) an increase in other expense – net and (ii) a decrease in gain on assets sold.

Net Income – Net income for the quarter ended December 31, 2024 totaled $116.5 million, a $59.9 million increase over the same period in 2023. The net increase primarily resulted from the aforementioned (i) $40.0 million increase in total revenue and (ii) $36.2 million decrease in total expenses, along with a $1.9 million increase in income from unconsolidated joint ventures and a $1.2 million decrease in income tax expense, partially offset by the aforementioned $19.4 million decrease in other income.

2024 ANNUAL RESULTS

Revenues – Revenues for the year ended December 31, 2024 totaled $1.1 billion, a $101.7 million increase over the same period in 2023. The increase primarily resulted from (i) revenue from new investments completed throughout 2023 and 2024 and (ii) the timing and impact of operator restructurings and transitions. The increase was partially offset by a decrease in revenue from asset sales completed in 2024.

Expenses – Expenses for the year ended December 31, 2024 totaled $648.9 million, a $144.7 million decrease over the same period in 2023. The decrease primarily resulted from (i) a decrease in impairment on real estate properties, (ii) a recovery in provision for credit losses, (iii) a reduction in depreciation and amortization expense, (iv) decreased interest expense and (v) a decrease in interest – amortization of deferred financing costs, partially offset by (i) a decrease in acquisition, merger and transition related costs, (ii) increased general and administrative expense and (iii) an increase in stock-based compensation expense.

Other Income and Expense – Other income for the year ended December 31, 2024 totaled $18.2 million, an $81.2 million decrease over the same period in 2023. The decrease primarily resulted from decreases in (i) gain on assets sold and (ii) other income – net.

Net Income – Net income for the year ended December 31, 2024 totaled $417.8 million, a $169.0 million net increase over the same period in 2023. The net increase primarily resulted from the aforementioned (i) $101.7 million increase in total revenue and (ii) $144.7 million decrease in total expenses, along with an $8.5 million increase in income from unconsolidated joint ventures, partially offset by the aforementioned $81.2 million decrease in other income and a $4.6 million increase in income tax expense.

2024 FOURTH QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – As previously disclosed, LaVie Care Centers, LLC (“LaVie”) filed for Chapter 11 bankruptcy protection in June 2024. Omega committed $10 million of debtor-in-possession financing to LaVie in order to support sufficient liquidity to effectively operate its facilities during bankruptcy. An additional $1.5 million was drawn by LaVie on the loan during the fourth quarter, resulting in an outstanding principal balance borrowed of $6.0 million at the end of December 2024. LaVie paid its full monthly contractual rent of $3.0 million from June 2024 through January 2025.

Maplewood – In the fourth quarter of 2024, Maplewood Senior Living (“Maplewood”) paid $12.3 million in rent (compared to $12.1 million in the third quarter). In January 2025, Maplewood paid $4.5 million in rent.

New Investments:

The following table presents investment activity:

	Three Months Ended		Year Ended
Investment Activity ($000’s)	December 31, 2024		December 31, 2024
	$ Amount	%	$ Amount	%
Real property (1)	$178,569	49.2%	$696,110	60.1%
Real estate loans receivable	161,530	44.5%	359,048	31.0%
Total real property and loan investments	340,099	93.7%	1,055,158	91.1%
Construction-in-progress	7,736	2.2%	63,691	5.5%
Capital expenditures	14,781	4.1%	39,853	3.4%
Total capital investments	22,517	6.3%	103,544	8.9%
Total	$362,616	100.0%	$1,158,702	100.0%

(1)	Real property investments for the year ended include the assumption of a $243.2 million mortgage loan with a fair value of $264.0 million, in connection with the acquisition of the remaining 51% interest in a JV during the third quarter of 2024. The outstanding principal on the mortgage loan was $231.1 million at the end of December 2024.

$179 Million in Real Estate Acquisitions – In four separate fourth quarter transactions, the Company acquired 12 facilities for aggregate consideration of $178.6 million and leased them to three existing operators and one new operator. The investments all have initial annual cash yields of 10.0% with annual escalators ranging from 2.0% to 2.5%.

$162 Million in Real Estate Loans – In nine separate fourth quarter transactions, the Company funded $161.5 million in mortgage and other real estate loans. The loans have a weighted-average interest rate of 10.9% and maturity dates ranging from October 2025 through December 2029. 62% of these loans are expected to be converted into fee simple real estate ownership within the next 12 months.

$26 Million in Q1 2025 Investments – In January 2025, the Company closed on $25.9 million in new investments, comprised of:

$15 Million Real Estate Loan – In January 2025, the Company funded a $15.4 million real estate loan to an existing operator. The loan bears interest at a rate of 11.0% and matures in June 2030.

$11 Million Real Estate Acquisition – In January 2025, the Company acquired two facilities in Texas for $10.6 million and leased the facilities to a new operator. The investment has an initial annual cash yield of 9.9% with an annual escalator of 2.0%.

Asset Sales and Impairments:

$26 Million in Asset Sales – In the fourth quarter of 2024, the Company sold six facilities for $26.3 million in cash, recognizing a gain of $1.9 million.

Impairments – During the fourth quarter of 2024, the Company recorded a $1.7 million net impairment charge to reduce the net book value of two facilities to their estimated fair value.

Assets Held for Sale – As of December 31, 2024, the Company had 12 facilities classified as assets held for sale, totaling $56.2 million in net book value. Ten of the 12 facilities were sold in January 2025 for $54.2 million.

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by the Company’s operators for the indicated periods. The Company has not independently verified this information and is providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended September 30, 2024	52.7%	28.2%	19.1%
Three-months ended June 30, 2024	53.2%	28.9%	17.9%
Three-months ended March 31, 2024	52.7%	30.0%	17.3%
Three-months ended December 31, 2023	55.3%	28.0%	16.7%
Three-months ended September 30, 2023	55.5%	28.0%	16.5%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see Fourth Quarter 2024 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended September 30, 2024	81.2%	1.87x	1.50x
Twelve-months ended June 30, 2024	80.9%	1.85x	1.49x
Twelve-months ended March 31, 2024	80.2%	1.78x	1.42x
Twelve-months ended December 31, 2023	79.6%	1.69x	1.33x
Twelve-months ended September 30, 2023	79.1%	1.63x	1.28x

(1)	Excludes facilities considered non-core. For information regarding non-core facilities, see the most recent Quarterly Supplement posted on the Company’s website.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

FINANCING ACTIVITIES

Dividend Reinvestment and Common Stock Purchase Plan and ATM Program – The following is a summary of the 2024 quarterly Common Stock Purchase Plan and ATM Program through December 31:

	Dividend Reinvestment and Common Stock Purchase Plan for 2024
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	29	413	2,575	2,061	5,078
Average price per share	$30.44	$31.52	$35.13	$40.57	$37.02
Gross proceeds	$882	$13,015	$90,469	$83,603	$187,969

	ATM Program for 2024
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	1,041	7,212	11,630	8,831	28,714
Average price per share	$31.02	$32.16	$37.81	$40.10	$36.85
Gross proceeds	$32,295	$231,920	$439,685	$354,180	$1,058,080

BALANCE SHEET AND LIQUIDITY

As of December 31, 2024, the Company had $4.9 billion in outstanding indebtedness with a weighted-average annual interest rate of 4.6%. The Company’s indebtedness consisted of an aggregate principal amount of $4.2 billion of senior unsecured notes, $478.5 million of unsecured term loans and $231.1 million of secured debt. As of December 31, 2024, total cash and cash equivalents were $518.3 million, and the Company had $1.45 billion of undrawn capacity under its unsecured revolving credit facility.

$400 Million Note Repayment – On January 15, 2025, the Company repaid its $400.0 million 4.50% senior notes that matured on January 15, 2025, using balance sheet cash.

Revolving Facility and Term Loan Extension – In January 2025, the Company provided notification to extend the maturity date of its $1.45 billion unsecured revolving credit facility and $50.0 million term loan to October 30, 2025 from April 30, 2025. The Company has one remaining option to extend the maturity of both loans for an additional 6-month period.

DIVIDENDS

On January 29, 2025, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid February 18, 2025, to common stockholders of record as of the close of business on February 10, 2025.

2025 GUIDANCE

The Company expects its 2025 Adjusted FFO to be between $2.90 and $2.98 per diluted share.

The Company’s Adjusted FFO guidance for 2025 includes the annual impact of acquisitions completed in 2024 and year-to-date in 2025, assumes quarterly G&A expense of approximately $12 million to $14 million, $56 million in asset sales, repayment of $400 million in senior unsecured debt due 2025, repayment of a $231 million secured mortgage loan in November 2025, $28 million of principal repayments on loan receivables throughout 2025, balance sheet cash of approximately $600M at December 31, 2025, no material changes in market interest rates, and that no additional operators are placed on a cash-basis for revenue recognition. It excludes additional acquisitions and asset sales, certain revenue and expense items, interest refinancing expense, acquisition costs, and additional provisions for credit losses, if any.

The Company's guidance is based on several assumptions including those noted above, which are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company's expectations may change. Without limiting the generality of the foregoing, the timing of collection of rental obligations from operators on a cash basis, the timing and completion of acquisitions, divestitures, restructurings and capital and financing transactions may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results. The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company does not provide a reconciliation for its Adjusted FFO guidance to GAAP net income because it is unable to determine meaningful or accurate estimates of reconciling items without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact future net income. This includes, but is not limited to, changes in the provision for credit losses, real estate impairments, acquisition, merger and transition related costs, straight-line write-offs, gain/loss on assets sold, etc. In particular, the Company is unable to predict with reasonable certainty the amount of change in the provision for credit losses in future periods, which is often a significant reconciling adjustment.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Fourth Quarter 2024 Financial Supplemental posted under “Financial Info” in the Investors section of Omega’s website. The information contained on, or that may be accessed through, Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, February 6, 2025, at 10 a.m. Eastern time to review the Company’s 2024 fourth quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (800) 715-9871. The international toll-free dial-in number is +1 (646) 307-1963. The conference ID number is 1388157. All phone participants are asked to dial in 15 minutes prior to the start of the call to ensure connectivity.

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 4Q Earnings Call” hyper-link on the “Investors” page of Omega’s website. Webcast replays of the call will be available on Omega’s website for approximately two weeks following the call. Additionally, a copy of the earnings release will be available in the “Financial Info” section and “SEC Filings” section on the “Investors” page of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Andrew Dorsey, VP, Corporate Strategy & Investor Relations

or

David Griffin, Director, Corporate Strategy & Investor Relations at (410) 427-1705

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters, occupancy levels and quality of care, including the management of infectious diseases; (ii) the timing of our operators’ recovery from staffing shortages, increased costs and decreased occupancy resulting from inflation and the long-term impacts of the Novel coronavirus (“COVID-19”) pandemic and the sufficiency of previous government support and current reimbursement rates to offset such costs and the conditions related thereto; (iii) additional regulatory and other changes in the healthcare sector, including recently issued federal minimum staffing requirements for skilled nursing facilities (“SNFs”) that may further exacerbate labor and occupancy challenges for Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) changes in tax laws and regulations affecting real estate investment trusts (“REITs”), including as the result of any policy changes driven by the current focus on capital providers to the healthcare industry; (vi) Omega’s ability to re-lease, otherwise transition, or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets or to redeploy the proceeds therefrom on favorable terms, including due to the potential impact of changes in the SNF and assisted living facility (“ALF”) markets or local real estate conditions; (vii) the availability and cost of capital to Omega; (viii) changes in Omega’s credit ratings and the ratings of its debt securities; (ix) competition in the financing of healthcare facilities; (x) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (xi) changes in the financial position of Omega’s operators; (xii) the effect of economic, regulatory and market conditions generally, and particularly in the healthcare industry and in jurisdictions where we conduct business, including the U.K.; (xiii) changes in interest rates and the impact of inflation; (xiv) the timing, amount and yield of any additional investments; (xv) Omega’s ability to maintain its status as a REIT; (xvi) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, health crises or pandemics, cyber threats and governmental action, particularly in the healthcare industry, and (xvii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,342,497	$6,894,045
Land	996,701	870,310
Furniture and equipment	510,106	469,654
Construction in progress	210,870	138,410
Total real estate assets	9,060,174	8,372,419
Less accumulated depreciation	(2,721,016)	(2,469,893)
Real estate assets – net	6,339,158	5,902,526
Investments in direct financing leases – net	9,453	8,716
Real estate loans receivable – net	1,428,298	1,212,162
Investments in unconsolidated joint ventures	88,711	188,409
Assets held for sale	56,194	67,116
Total real estate investments	7,921,814	7,378,929
Non-real estate loans receivable – net	332,274	275,615
Total investments	8,254,088	7,654,544

Cash and cash equivalents	518,340	442,810
Restricted cash	30,395	1,920
Contractual receivables – net	12,611	11,888
Other receivables and lease inducements	249,317	214,657
Goodwill	643,664	643,897
Other assets	189,476	147,686
Total assets	$9,897,891	$9,117,402

LIABILITIES AND EQUITY
Revolving credit facility	$—	$20,397
Secured borrowings	243,310	61,963
Senior notes and other unsecured borrowings – net	4,595,549	4,984,956
Accrued expenses and other liabilities	328,193	287,795
Total liabilities	5,167,052	5,355,111

Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $0.10 par value authorized – 350,000 shares, issued and outstanding – 279,129 shares as of December 31, 2024 and 245,282 shares as of December 31, 2023	27,912	24,528
Additional paid-in capital	7,915,873	6,671,198
Cumulative net earnings	4,086,907	3,680,581
Cumulative dividends paid	(7,516,750)	(6,831,061)
Accumulated other comprehensive income	22,731	29,338
Total stockholders’ equity	4,536,673	3,574,584
Noncontrolling interest	194,166	187,707
Total equity	4,730,839	3,762,291
Total liabilities and equity	$9,897,891	$9,117,402

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues
Rental income	$230,813	$204,250	$872,192	$811,031
Real estate tax and ground lease income	4,376	3,256	15,718	15,363
Real estate loans interest income	33,482	25,492	126,800	97,766
Non-real estate loans interest income	9,906	6,121	30,407	22,122
Miscellaneous income	741	200	6,273	3,458
Total revenues	279,318	239,319	1,051,390	949,740

Expenses
Depreciation and amortization	78,612	75,674	304,648	319,682
General and administrative	12,858	9,273	49,270	44,572
Real estate tax and ground lease expense	3,951	3,709	16,596	16,889
Stock-based compensation expense	9,198	8,762	36,696	35,068
Acquisition, merger and transition related costs	795	4,158	11,615	5,341
Impairment on real estate properties	1,737	3,951	23,831	91,943
(Recovery) provision for credit losses	(720)	32,913	(15,483)	44,556
Interest expense	53,794	55,724	211,319	221,832
Interest – amortization of deferred financing costs	1,446	3,705	10,397	13,697
Total expenses	161,671	197,869	648,889	793,580

Other income (expense)
Other (expense) income – net	(769)	11,146	6,826	20,297
Loss on debt extinguishment	(116)	(486)	(1,749)	(492)
Gain on assets sold – net	1,886	9,712	13,168	79,668
Total other income	1,001	20,372	18,245	99,473

Income before income tax expense and income (loss) from unconsolidated joint ventures	118,648	61,822	420,746	255,633
Income tax expense	(2,981)	(4,163)	(10,858)	(6,255)
Income (loss) from unconsolidated joint ventures	798	(1,137)	7,916	(582)
Net income	116,465	56,522	417,804	248,796
Net income attributable to noncontrolling interest	(3,124)	(1,521)	(11,478)	(6,616)
Net income available to common stockholders	$113,341	$55,001	$406,326	$242,180

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.41	$0.22	$1.57	$1.01
Diluted:
Net income available to common stockholders	$0.41	$0.22	$1.55	$1.00
Dividends declared per common share	$0.67	$0.67	$2.68	$2.68

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (1)	$116,465	$56,522	$417,804	$248,796
Deduct gain from real estate dispositions	(1,886)	(9,712)	(13,168)	(79,668)
Deduct gain from real estate dispositions of unconsolidated joint ventures	—	—	(6,260)	—
Sub-total	114,579	46,810	398,376	169,128
Elimination of non-cash items included in net income:
Depreciation and amortization	78,612	75,674	304,648	319,682
Depreciation - unconsolidated joint ventures	673	2,482	7,057	10,423
Add back provision for impairments on real estate properties	1,737	3,951	23,831	91,943
Nareit funds from operations (“Nareit FFO”)	$195,601	$128,917	$733,912	$591,176

Weighted-average common shares outstanding, basic	274,316	245,751	258,118	240,493
Restricted stock and PRSUs	5,230	3,589	4,664	2,923
Omega OP Units	7,900	7,219	7,668	7,035
Weighted-average common shares outstanding, diluted	287,446	256,559	270,450	250,451

Nareit funds from operations available per share	$0.68	$0.50	$2.71	$2.36

Adjustments to calculate adjusted funds from operations
Nareit FFO	$195,601	$128,917	$733,912	$591,176
Add back:
Stock-based compensation expense	9,198	8,762	36,696	35,068
Non-recurring expense	5,303	384	8,619	2,277
Uncollectible accounts receivable (2)	3,038	—	4,174	20,633
Acquisition, merger and transition related costs	795	4,158	11,615	5,341
Non-recognized cash interest	716	207	1,630	6,378
Non-cash provision (recovery) for credit losses	457	34,082	(10,771)	51,966
Loss on debt extinguishment	116	486	1,749	492
Add back unconsolidated JV related non-recurring loss	—	1,054	—	2,710
Deduct:
Non-recurring revenue	(1,244)	(4,587)	(9,487)	(17,368)
Adjusted funds from operations (“AFFO”) (1)(3)	$213,980	$173,463	$778,137	$698,673

Adjustments to calculate funds available for distribution
Non-cash expense(4)	$3,497	$2,676	$12,777	$9,581
Capitalized interest	(2,103)	(1,324)	(7,312)	(4,340)
Non-cash revenue	(13,647)	(11,403)	(44,954)	(47,011)
Funds available for distribution (“FAD”) (1)(3)	$201,727	$163,412	$738,648	$656,903

(1)	The three and year ended December 31, 2024 include the application of $0.5 million and $2.2 million, respectively, of security deposits (letters of credit and cash deposits) in revenue. The three and year ended December 31, 2023 include the application of $6.2 million and $17.6 million, respectively, of security deposits (letters of credit and cash deposits) in revenue.
(2)	The year ended December 31, 2023 includes a $12.5 million lease inducement write-off recorded as a reduction to rental income related to the Maplewood option termination fee. All other amounts represent straight-line accounts receivable write-offs also recorded as a reduction to rental income.
(3)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted, as shown above.
(4)	For the year ended December 31, 2024, Non-cash expense is not adjusted to include $4.4 million of amortization related to the above market loan assumed as part of the Cindat JV acquisition.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, non-recognized cash interest, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash expense, such as the amortization of deferred financing costs, and non-cash revenue, such as straight-line rent. FAD includes the non-cash amortization of premiums associated with the fair value of debt assumed in acquisitions. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity or cash flow, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.